Exhibit 99.1
Contacts:
Jennifer Haslip
Senior Vice President and CFO
Universal Technical Institute, Inc.
(623) 445-9402
Universal Technical Institute, Inc. Announces Stock Repurchase Program
PHOENIX, March 6, 2006 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, announced today that the Company’s Board of Directors has authorized the Company to repurchase up to $30 million of its common stock in open market or privately negotiated transactions. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements, and other prevailing market conditions. The Company may terminate or limit the stock repurchase program at any time without prior notice. As of the most recent 10-Q filing for the first quarter ended December 31, 2005, the Company had 27,992,207 shares currently outstanding.
John C. White, Chairman of the Board, commented, “The Company is pleased to announce UTI’s new stock repurchase program. The program is designed to allow the Company to effectively utilize cash resources and create long term value for our shareholders.”
About Universal Technical Institute
Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 20 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).
Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.